Exhibit 99.1
Globus Medical Announces Acquisition of Transplant Technologies of Texas

Audubon, PA, October 23, 2014: Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal implant manufacturer, today announced that it has acquired allograft tissue processor Transplant Technologies of Texas, Ltd. (TTOT). Based in San Antonio, TTOT is a provider of human tissue products including bone allografts, biomaterials, and soft tissue products for spine, orthopedics, sports medicine, dental, and wound care markets.

“This acquisition of TTOT will complement the Globus biologics product portfolio and represents a key step in fulfilling our strategy of building a broad business in regenerative biologics. TTOT’s products and capabilities will better position Globus in existing allograft markets while also providing a dedicated source of supply for our extensive pipeline of products utilizing human allograft tissue. We expect to continue our mission of bringing health to patients with musculoskeletal disorders through the gift of life from donors,” said David Paul, Chairman and CEO of Globus Medical.

“Since our inception our mission has been to lead the transplant community through excellence and innovation for the benefit of fellow man, and view every donation as an opportunity to serve. I am glad that we have partnered with a company such as Globus that shares our mission regarding patient care and values the gift of life from donors. We are excited about the opportunity to expand the reach of our current products and to continue developing innovative new products. Having spent a great deal of time with David and the Globus team, I am encouraged by the complementary fit of our organizations,” commented Joe Mims, CEO of Transplant Technologies of Texas.

Transplant Technologies of Texas processes sterile human tissue and distributes a wide range of allograft implants including machined spine implants, demineralized bone matrix, sponge allografts, as well as traditional bone allografts. TTOT also processes and distributes sports medicine tendons, birth tissue allografts, and dermal allografts. Globus plans to maintain and grow TTOT’s operations in Texas and maintain the existing relationships with its distribution partners. Globus also expects to leverage and grow TTOT’s product portfolio, bringing new tissue-based products to market through the Globus worldwide salesforce.

Globus anticipates TTOT to contribute approximately $2 million in additional sales and to be neutral to fully diluted earnings per share for the fourth quarter 2014. For 2015, Globus anticipates a contribution from TTOT of approximately $12 million in annual sales and a neutral impact to fully diluted earnings per share for the year.

The company will provide additional details about the transaction during its previously announced quarterly earnings conference call on October 30, 2014.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

About Transplant Technologies of Texas, Ltd.
Transplant Technologies of Texas, Ltd., founded in 1993, is a family of companies dedicated to the manufacturing of biological solutions for treating disease and defects in humans. Their focus is on technologies for musculoskeletal augmentation and wound regeneration, with a mission to enhance the quality of patient care by providing safe, high quality allograft tissues to health care professionals for both transplant and research. Since 1993, the company has helped surgeons and their patients with over six hundred thousand successful implantations.

Safe Harbor Statements
All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks. For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:
Ed Joyce
Phone:     (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com